EXHIBIT 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD.

REPORTS 2011 OPERATING RESULTS

GEORGE TOWN, Grand Cayman, Cayman Islands (March 15, 2012) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the year ended December 31, 2011. The Company will host an investor conference call tomorrow – Friday, March 16, 2012 -- at 11:00 a.m. EDT (see details below).

Total revenues for the year ended December 31, 2011 increased 9% to approximately $55.2 million, compared with approximately $50.7 million for the year ended December 31, 2010.

Retail water revenues rose 7% to approximately $23.4 million (42% of total revenues) in 2011, versus approximately $21.9 million (43% of total revenues) in the previous year, reflecting a 2% increase in base rates due to an upward movement in the consumer price indices used to determine such rate adjustments, and higher energy price pass-through charges, partially offset by a 3% decline in the number of gallons of water sold by the retail segment. The decline in gallons sold during 2011 was due to the absence of water sales made in the first quarter of 2010 at bulk water rates to the Water Authority-Cayman (“WAC”) to replace water previously supplied by the Red Gate plant while such plant was under refurbishment. Excluding this water sold to the WAC, the number of gallons of water sold by the retail segment increased by approximately 3% from 2010 to 2011.

Bulk water revenues increased 22% to approximately $30.8 million (56% of total revenues) in 2011, compared with $25.3 million (50% of total revenues) in 2010, reflecting a 6% increase in the number of gallons of water sold and energy pass-through charges due to higher energy prices. Bulk revenues in 2011 benefited from $770,000 in revenues generated in the fourth quarter from the expansion of CW-Bahamas’ Blue Hills plant.

Services revenues declined 71% to approximately $1.0 million in 2011, compared with approximately $3.5 million in 2010, reflecting substantially lower plant sales revenues due to a lack of plant construction activity for third parties, the expiration of the management services contract for the Bermuda plant on June 30, 2011, and lower fees earned on the Company’s management agreement with OC-BVI (the Company’s equity investment affiliate) due to the incremental fees earned on the higher earnings generated by this affiliate in 2010.

Net income attributable to stockholders declined 3% to $6,113,218, or $0.42 per diluted share, for the year ended December 31, 2011, compared with net income of $6,292,025, or $0.43 per diluted share, for the year ended December 31, 2010. A modest increase in operating income during 2011 was more than offset by a reduction in OC-BVI’s earnings. During the year ended December 31, 2011, the Company recognized earnings on its investment in OC-BVI of $838,652, compared with $1,235,146 in 2010.

Consolidated gross profit rose 15% to approximately $19.0 million (34% of total revenues) in 2011, versus approximately $16.6 million (33% of total revenues) in 2010. Gross profit on retail revenues improved 3% to approximately $11.9 million (51% of revenues) in the most recent year, compared with approximately $11.5 million (53% of revenues) for the year ended December 31, 2010. The slight decline in retail gross profit as a percentage of retail revenues reflected the increase in energy pass-through charges and higher non-revenue water volumes during 2011. Gross profit on bulk revenues increased to approximately $6.6 million (22% of revenues) in 2011, from approximately $4.4 million (17% of revenues) in the prior year, primarily due to improved operating efficiencies and the increase in bulk segment revenues. A significant portion of the bulk segment’s production costs are relatively fixed in nature and do not increase proportionately with an increase in the volume of water sold. The services segment recorded a gross profit of approximately $0.5 million for the year ended December 31, 2011, compared with a gross profit of approximately $0.7 million in 2010. The lower gross profit for 2011 in the services segment stems primarily from the decrease in revenues discussed above.

General and administrative expenses increased 21% to $13,651,650 in 2011, versus $11,329,648 in 2010, primarily due to (i) approximately $1,286,000 of incremental expenses related to the project development activities of the Company’s consolidated Mexico affiliate and (ii) approximately $1,045,000 in higher employee costs due to additional management bonuses, higher stock-based compensation, the hiring of additional personnel, and salary increases.

Interest income decreased 13% to $1,200,999 for the year ended December 31, 2011, versus $1,375,827 for the previous year. Interest expense decreased 28.0% to $1,141,744 in 2011, from $1,584,771 in 2010 as a result of $246,851 in interest capitalized for the expansion of the Blue Hills plant and the prepayment on September 30, 2010 of $1.5 million of our 7.5% bonds payable.

“We were pleased with our ability to achieve a level of net income attributable to common stockholders comparable to that of the prior year while incurring an incremental $1.3 million in expenses for our Mexico joint venture and experiencing a 32% decline in earnings from our OC-BVI affiliate,” stated Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “The performance of our bulk water segment was particularly gratifying given our recent efforts to improve these operations. Margins in the Bahamas increased because of a strict cost-control program, efficiency gains resulting from various operational improvement programs that we have implemented over the past four years and increased water production. In November, we commissioned a 67% expansion in the capacity of our Blue Hills plant in Nassau. This expansion contributed $770,000 to our revenue during the fourth quarter of 2011, while allowing the island of New Providence to eliminate its dependence upon the expensive barging of fresh water from Andros Island. We expect the increased revenue resulting from higher production at the Blue Hills plant to have a positive impact upon the performance of our Bahamas subsidiary in 2012 and future years.”

“In our retail market on Grand Cayman Island, we continue to produce and distribute water under the terms of our previous license agreement, which, although it formally expired in July 2010, has been extended through June 30, 2012,” noted Mr. McTaggart.  “While the government has not requested further retail license negotiations since our last meeting in February 2011, we believe the lack of recent license negotiations results from government’s focus on other matters, including the government’s publicly acknowledged intention to privatize certain government-owned assets, including the Water Authority-Cayman. Although we cannot state with any certainty when our retail license negotiations will be completed, we are confident that our Company and the Government can ultimately reach an agreement on terms satisfactory to both parties."

“We strengthened our management team in September, in anticipation of future growth opportunities, when John Tonner joined our Company as Chief Operating Officer. John has acquired extensive practical and engineering expertise involving all commercially viable desalination processes during a career in the industry that spans more than 25 years. His experience and knowledge not only enhances our existing operations, but he represents an extremely valuable addition to our new market assessment capabilities.”

“I am pleased to report that we have negotiated an agreement with one of the other shareholders in our Mexican joint venture, NSC Agua S.A. de C.V. (“NSC”), and we now control 75% of the shares of NSC,” continued Mr. McTaggart. “With the resolution of certain internal NSC issues that delayed the project, we are again moving forward with the development of a proposed 100 million US gallon-per-day seawater desalination plant in Rosarito, Baja California, Mexico. We are enthusiastic about this project and its prospects for success given the growing need for water on both sides of the US-Mexico border. Recent natural events, including the earthquake in Mexicali in April 2010 and increasingly frequent droughts on the Colorado River system, have highlighted the fragility of existing water resources and heightened interest in seawater desalination as a permanent solution to water problems in the region.”

“Looking forward, we have deployed full-time engineering and management assets to Asia, where we are currently pursuing several new projects in markets that have characteristics similar to our traditional Caribbean market, including tourism-based economies, stable political and economic environments and limited supplies of potable water. We expect some of these projects to materialize soon and hope to initiate business in Asia by the end of 2012,” concluded Mr. McTaggart.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. EDT tomorrow – Friday, March 16, 2012. Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EDT on March 16, 2012. A replay of the conference call will be available one hour after the call by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10011339, and on the Company’s website at www.cwco.com, through March 26, 2012.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands and The Commonwealth of The Bahamas.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of our products and services in the marketplace, changes in our relationships with the Governments of the jurisdictions in which it operates, the manner in which the disputed issues between OC-BVI and the BVI Government are resolved, the outcome of our negotiations with the Cayman Government regarding a new retail license agreement, our ability to successfully secure contracts for water projects, including the project under development in Rosarito, Baja California, Mexico, our ability to develop and operate such projects profitably, and our ability to manage growth and other risks detailed in our periodic report filings with the Securities and Exchange Commission(“SEC”). The staff of the Division of Corporation Finance of the SEC (the "Staff") has recently inquired through the comment letter process as to what consideration we have given to recognizing an impairment of our goodwill. We have responded to the Staff that we do not believe our goodwill has been impaired and the Staff is considering our position.  For additional information regarding this matter, see our Form 10-K filed with the SEC on March 15, 2012.

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$37,624,179	$46,130,237
Restricted cash	7,500,000	-
Marketable securities	8,496,372	-
Accounts receivable, net	8,537,232	12,132,730
Inventory	1,451,639	1,434,811
Prepaid expenses and other current assets	1,880,105	2,294,747
Current portion of loans receivable	1,843,600	1,733,799
Total current assets	67,333,127	63,726,324
Property, plant and equipment, net	64,185,110	55,923,731
Construction in progress	141,204	249,300
Inventory, non-current	3,861,470	3,538,912
Loans receivable	10,758,873	12,602,419
Investment in OC-BVI	6,634,598	7,812,523
Intangible assets, net	1,501,824	1,710,737
Goodwill	3,587,754	3,587,754
Other assets	2,855,471	3,049,866
Total assets	$160,859,431	$152,201,566

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$4,617,770	$4,316,125
Dividends payable	1,156,081	1,152,614
Current portion of long term debt	17,531,134	1,422,991
Total current liabilities	23,304,985	6,891,730
Long term debt	6,852,660	16,883,794
Other liabilities	420,430	442,919
Total liabilities	30,578,075	24,218,443
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 22,427 and 16,784 shares, respectively	13,456	10,070
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,568,696 and 14,555,393 shares, respectively	8,741,217	8,733,236
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued or outstanding	-	-
Additional paid-in capital	81,939,211	81,349,944
Retained earnings	38,030,943	36,289,706
Total Consolidated Water Co. Ltd. stockholders' equity	128,724,827	126,382,956
Non-controlling interests	1,556,529	1,600,167
Total equity	130,281,356	127,983,123
Total liabilities and equity	$160,859,431	$152,201,566

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2011	2010	2009

Retail water revenues	$23,356,338	$21,864,252	$23,239,756
Bulk water revenues	30,757,874	25,302,093	25,905,077
Services revenues	1,040,280	3,542,209	8,874,684

Total revenues	55,154,492	50,708,554	58,019,517

Cost of retail revenues	11,496,598	10,361,302	9,812,434
Cost of bulk revenues	24,127,488	20,907,981	20,149,969
Cost of services revenues	508,339	2,828,776	5,058,037

Total cost of revenues	36,132,425	34,098,059	35,020,440

Gross profit	19,022,067	16,610,495	22,999,077

General and administrative expenses	13,651,650	11,329,648	10,101,257

Income from operations	5,370,417	5,280,847	12,897,820

Other income (expense):
Interest income	1,200,999	1,375,827	917,330
Interest expense	(1,141,744)	(1,584,771)	(1,698,084)
Other income	283,656	136,113	168,584
Equity in earnings (loss) of OC-BVI	838,652	1,235,146	(1,025,968)
Impairment of investment in OC-BVI	-	-	(4,660,000)

Other income (expense), net	1,181,563	1,162,315	(6,298,138)

Net income	6,551,980	6,443,162	6,599,682
Income attributable to non-controlling interests	438,762	151,137	501,111

Net income attributable to Consolidated Water Co. Ltd. stockholders	$6,113,218	$6,292,025	$6,098,571

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.42	$0.43	$0.42
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.42	$0.43	$0.42
Dividends declared per common share	$0.300	$0.300	$0.280

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,560,259	14,547,065	14,535,192
Diluted earnings per share	14,596,013	14,597,894	14,588,144

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